UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

BankUnited, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

06652K103

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 06652K103	13G	Page 2 of 22 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,621,374*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 2,621,374*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,621,374*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.6%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, Blackstone Capital Partners V L.P. beneficially owned 4,227,943 shares of Common Stock or 4.2% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 3 of 22 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V-AC L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 819,699*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 819,699*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 819,699*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.8%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, Blackstone Capital Partners V-AC L.P. beneficially owned 1,322,070 shares of Common Stock or 1.3% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 4 of 22 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,579*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 4,579*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,579*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.005%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, Blackstone Family Investment Partnership V L.P. beneficially owned 7,386 shares of Common Stock or 0.007% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 5 of 22 Pages

1.	Name of Reporting Persons: Blackstone Participation Partnership V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,662*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 2,662*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,662*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.003%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, Blackstone Participation Partnership V L.P. beneficially owned 4,293 shares of Common Stock or 0.004% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 6 of 22 Pages

1.	Name of Reporting Persons: Blackstone Management Associates V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,441,073*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,441,073*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,441,073*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): OO

*	As of the date hereof. As of December 31, 2013, Blackstone Management Associates V L.L.C. beneficially owned 5,550,013 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 7 of 22 Pages

1.	Name of Reporting Persons: BMA V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,441,073*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,441,073*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,441,073*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): OO

*	As of the date hereof. As of December 31, 2013, BMA V L.L.C. beneficially owned 5,550,013 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 8 of 22 Pages

1.	Name of Reporting Persons: BCP V Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,241*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,241*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,241*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.007%*
12.	Type of Reporting Person (See Instructions): OO

*	As of the date hereof. As of December 31, 2013, BCP V Side-by-Side GP L.L.C. beneficially owned 11,679 shares of Common Stock or 0.01% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 9 of 22 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,448,314*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,448,314*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,448,314*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, Blackstone Holdings III L.P. beneficially owned 5,561,692 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 10 of 22 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,448,314*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,448,314*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,448,314*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, Blackstone Holdings III GP L.P. beneficially owned 5,561,692 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 11 of 22 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,448,314*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,448,314*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,448,314*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): OO

*	As of the date hereof. As of December 31, 2013, Blackstone Holdings III GP Management L.L.C. beneficially owned 5,561,692 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 12 of 22 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,448,314*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,448,314*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,448,314*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): PN

*	As of the date hereof. As of December 31, 2013, The Blackstone Group L.P. beneficially owned 5,561,692 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 13 of 22 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,448,314*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,448,314*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,448,314*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): OO

*	As of the date hereof. As of December 31, 2013, Blackstone Group Management L.L.C. beneficially owned 5,561,692 shares of Common Stock or 5.5% of the Common Stock outstanding.

CUSIP No. 06652K103	13G	Page 14 of 22 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,448,314*
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,448,314*
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,448,314*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 3.4%*
12.	Type of Reporting Person (See Instructions): IN

*	As of the date hereof. As of December 31, 2013 Mr. Schwarzman beneficially owned 5,561,692 shares of Common Stock or 5.5% of the Common Stock outstanding.

Page 15 of 22 Pages

Item 1.	(a).	Name of Issuer

BankUnited, Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

14817 Oak Lane, Miami Lakes, FL

Item 2	(a).	Name of Person Filing

Item 2	(b).	Address of Principal Business Office

Item 2	(c).	Citizenship

(i) Blackstone Capital Partners V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ii) Blackstone Capital Partners V-AC L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iii) Blackstone Family Investment Partnership V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iv) Blackstone Participation Partnership V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(v) Blackstone Management Associates V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vi) BMA V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vii) BCP V Side-by-Side GP L.L.C.

Page 16 of 22 Pages

c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(viii) Blackstone Holdings III L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Quebec, Canada

(ix) Blackstone Holdings III GP L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(x) Blackstone Holdings III GP Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xi) The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xii) Blackstone Group Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xiii) Stephen A. Schwarzman c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

As of the date hereof, Blackstone Capital Partners V L.P. (“BCP V”) directly holds 2,621,374 shares of Common Stock (as defined below); Blackstone Capital Partners V-AC L.P. (“BCP V-AC”) directly holds 819,699 shares of Common Stock; Blackstone Family Investment Partnership V

Page 17 of 22 Pages

L.P. (“Family”) directly holds 4,579 shares of Common Stock; and Blackstone Participation Partnership V L.P. (“Participation”) directly holds 2,662 shares of Common Stock.

The general partner of BCP V and BCP V-AC is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. The general partner of Family and Participation is BCP V Side-By-Side GP L.L.C. Blackstone Holdings III L.P. is the managing member and the owner of a majority interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such Common Stock.

Item 2	(d).	Title of Class of Securities:

Common Stock, par value $0.01 (the “Common Stock”)

Item 2	(e).	CUSIP Number:

06652K103

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.		Ownership.

(a) Amount beneficially owned:

As of December 31, 2013, each of the Reporting Persons may be deemed to be the beneficial owner of the Common Stock listed on such Reporting Person’s respective cover page.

(b) Percent of class:

The prospectus supplement of BankUnited, Inc. January 28, 2014, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) on January 30, 2014, indicated that there were 101,013,014 outstanding shares of Common Stock as of December 31, 2013. Based on this number of outstanding shares of Common Stock, each

Page 18 of 22 Pages

of the Reporting Persons may be deemed to be the beneficial owner of the percentage of the total number of outstanding shares of Common Stock listed on such Reporting Person’s respective cover page.

(c)	Number of Shares as to which the Reporting Person has:

	(i)	Sole power to vote or to direct the vote:

See Item 5 of the respective cover page.

	(ii)	Shared power to vote or to direct the vote:

See Item 6 of the respective cover page.

	(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of the respective cover page.

	(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of the respective cover page.

Page 19 of 22 Pages

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

As of the date hereof none of the Reporting Persons is the beneficial owner of more than five percent of the Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

Page 20 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

BLACKSTONE CAPITAL PARTNERS V L.P. By: Blackstone Management Associates V L.L.C., its general partner By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS V-AC L.P. By: Blackstone Management Associates V L.L.C., its general partner By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P. By: BCP V Side-by-Side GP L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P. By: BCP V Side-by-Side GP L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

Page 21 of 22 Pages

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.

By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BMA V L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BCP V SIDE-BY-SIDE GP L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III L.P. By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P. By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

Page 22 of 22 Pages

THE BLACKSTONE GROUP L.P. By: Blackstone Group Management L.L.C., its

General Partner

By: /s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By: /s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By: /s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman